EXHIBIT 99.1

Corporate Updates August 2022

August 23, 2022

White Paper Submission to USDA

In August 2022, Zivo Bioscience, Inc. (the “Company”) announced receipt of a letter from the U.S. Department of Agriculture’s (USDA) Center for Veterinary Biologics (CVB) affirming that the agency has claimed jurisdiction for reviewing the Company’s novel immune-modulating biologic for treating coccidiosis in broiler chickens. Following a comprehensive review of data from several of ZIVO’s efficacy studies, MOA studies and manufacturing processes, the CVB verified ZIVO’s product is of biological origin and functions through an immune-modulating MOA that has no direct antimicrobial activity, and therefore is subject to their regulatory review. While other products for the control of coccidiosis delivered in feed are regulated by the U.S. FDA’s Center for Veterinary Medicine, CVB's jurisdictional announcement removes regulatory ambiguity while providing a path forward for a comprehensive review.

Commercialization Strategy

The Company continues to actively pursue opportunities to license its product candidates. The Company is currently continuing its ongoing discussions with a major animal health company to potentially license its product candidate.

New Study in Poultry Gut Health

One of the Company’s potential strategic partners intends to begin a new 42-day in vivo study of the Company’s novel product candidate for the treatment of coccidiosis in chickens, to validate the efficacy of the active material.  The Company anticipates this study will begin in September 2022, with final analysis and results expected in the first quarter of 2023.

Forward Looking Statements

Except for any historical information, the matters discussed herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although ZIVO believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our products will not perform as expected based on results of our pre-clinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the timing and results of studies and clinical trials, our ability to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to revise or update any forward-looking statements for any reason, even if new information becomes available in the future.